Exhibit 99.1


                         DIALOGIC CORPORATION ANNOUNCES
                          PRELIMINARY REVENUE ESTIMATE

     Parsippany, New Jersey, April 12, 1999--Dialogic Corporation (NASDAQ:DLGC) today stated that, with regard to its recently announced Microsoft agreement, and in accordance with the special rules applicable to software recognition, it will be unable to recognize as revenue within the first quarter any portion of the five million dollars in licensing payments it has already received. Although these payments will not be reflected in current revenues and earnings, they will appear on the balance sheet as deferred revenues and will increase net income in future periods.

         As a consequence of this, the Company stated today that it expects revenues and earnings for the first quarter to fall below analysts' forecasts. Currently available data indicate that first quarter 1999 revenues will be approximately $72 million, as compared with $66.4 million during the first quarter of 1998 and earnings will be approximately $.29 - $.30 per share.

         Certain of the statements contained herein are forward looking. Actual results might differ materially from the Company's forward-looking statements. Factors that could cause actual results to differ materially from the Company's forward-looking statements include economic and regulatory conditions in the Company's markets, a reduction in the demand for Dialogic customers' products, competition, rate of new product introductions and slowing of the overall growth of the Computer Telephony market. Dialogic plans to release its complete earnings report for the quarter in the ordinary course on April 15, 1999.

         Dialogic, the global leader in open computer telephony, provides the critical building blocks and technical services that enable partners to develop solutions for the converging voice and data networks. Dialogic products are used in voice, fax, data, speech recognition, call center management and Internet Protocol (IP) telephony applications in both customer premise equipment (CPE) and public network environments. The company is headquartered in Parsippany, New Jersey, with regional headquarters in Brussels, Buenos Aires, Singapore and Tokyo, and sales offices worldwide. For more information, visit the Dialogic Web site at www.dialogic.com.